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                                                                   Exhibit 10.20

                     CONSULTING AND NONCOMPETITION AGREEMENT

      The following represents the Consulting and Noncompetition Agreement made and effective as of the 29th day of June, 1999, between Head & Engquist Equipment, L.L.C. ("Head & Engquist"), a Louisiana limited liability company whose permanent mailing address is 11100 Mead, 2nd Floor, Baton Rouge, Louisiana 70816, and Thomas R. Engquist (the "Consultant"), whose permanent mailing address is 6218 Highway 963, Ethel, Louisiana 70730, and that also is being entered into for the purposes set forth in Section K hereof by Gulf Wide Industries, L.L.C., a Louisiana limited liability company whose permanent address is 11100 Mead, 2nd Floor, Baton Rouge, Louisiana 70816 ("Gulf Wide").

      In consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

      A. TERM AND DUTIES. Head & Engquist hereby engages the Consultant for a period of ten years (the "Consulting Period") commencing on the date hereof as a consultant to Head & Engquist, and its affiliates and subsidiaries, on all matters directly or indirectly related to Head & Engquist's business. The Consultant shall be available to furnish at the reasonable request of Head & Engquist such consulting services hereunder as may reasonably be requested by Head & Engquist, provided however, that Consultant shall not be obligated to furnish more than 8 hours of consulting services hereunder during any calendar month in the Consulting Period.

      B. COMPENSATION, ETC. (1) As full and complete compensation for any and all services which the Consultant may render hereunder, Head & Engquist shall pay Consultant the sum of Three Million and No/100 ($3,000,000.00) Dollars, to be paid in $25,000.00 increments on a monthly basis, with the first $25,000.00 payment being made on or before July 1, 1999, and each payment thereafter due and payable on or before the first day of the month, until paid. Head & Engquist will reimburse the Consultant for all reasonable and actual out-of-pocket expenses incurred by him in the performance of his duties hereunder upon presentation of appropriate documentation therefor in accordance with Head & Engquist's policies then in effect with respect to such matters.

      (2) Subject only to the approval of the applicable insurer, which approval Head & Engquist represents, warrants and covenants it has sought and will seek to maintain with all commercially reasonable efforts, during the Consulting Period, to the extent so approved by the applicable insurer, Head & Engquist will continue to provide the Consultant and his eligible covered dependents with the hospitalization and medical and disability insurance group plan coverages that it made available to him immediately prior to the effectiveness of this Consulting Agreement or group plan coverages that are substantially similar thereto in all material respects.

      C. NONCOMPETITION. In connection with and as further consideration for the compensation payable to him hereunder, Consultant acknowledges and agrees to comply with the noncompetition provision set forth in the Recapitalization Agreement among Head & Engquist, Gulf Wide, and others.


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      D. STATUS. Notwithstanding anything herein to the contrary, the Consultant shall be an independent contractor and shall not be considered an employee of Head & Engquist.

      E. CONFIDENTIAL INFORMATION. Consultant agrees that any confidential information, knowledge or data of or pertaining to Head & Engquist which he obtained as a result or consequence of his business relationship with Head & Engquist or hereunder shall be secret and confidential and shall not be used or divulged by Consultant to any competitor of Head & Engquist, or anyone.

      F. SUCCESSORS AND BINDING EFFECT. This Consulting and Noncompetition Agreement shall be binding upon and shall inure to the benefit of Head & Engquist, and any respective successor to Head & Engquist, and Consultant, and his heirs, successors, and assigns. In connection therewith, the parties specifically acknowledge and agree that in the event of the death of the Consultant during the Consulting Period, the payments that otherwise would have been payable to Consultant hereunder shall be payable and paid to his heirs.

      G. GOVERNING. This Consulting and Noncompetition Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Louisiana applicable to agreements made and to be performed wholly in the State of Louisiana, without regard to conflicts of law principles of any jurisdiction.

      H. NOTICES. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail, postage prepaid, addressed as set forth above, or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

      I. ENTIRE AGREEMENT. This Consulting and Noncompetition Agreement embodies the entire agreement of the parties, respecting the matters within its scope and may be modified only in a writing executed by all of the parties hereto.

      J. COUNTERPARTS. This Consulting and Noncompetition Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

      K. GUARANTY. Gulf Wide hereby guarantees the performance and payment by Head & Engquist of all obligations of Head & Engquist to the Consultant under this Consulting and Noncompetition Agreement.



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      IN WITNESS WHEREOF, the parties have duly executed this Consulting and
Noncompetition Agreement as of the date first above written.


                                    HEAD & ENGQUIST EQUIPMENT, L.L.C.



                                    By:    /s/ Terence L. Eastman
                                          --------------------------------------
                                          Terence L. Eastman
                                          Chief Financial Officer


                                    GULF WIDE INDUSTRIES, L.L.C.



                                    By:    /s/ Terence L. Eastman
                                          --------------------------------------
                                          Terence L. Eastman
                                          Secretary


                                    CONSULTANT:


                                     /s/ Thomas R. Engquist
                                    --------------------------------------------
                                    Thomas R. Engquist






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